UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-2646797
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
6650 Via Austi Parkway, Suite 170
Las Vegas, NV 89119
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $.0001 per share.

Item 1.  Description of Registrant’s Securities to be Registered.

COMMON STOCK

Our authorized common stock consists of 200,000,000 shares, par value $0.0001.   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Item 2.  Exhibits.

References to the “Company” in the following exhibit list refer to Las Vegas Railway Express, Inc., a Delaware corporation.

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated herein by reference to Form SB-2, filed on July 31, 2007.)
3.2	Amended Articles of Incorporation (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)
3.3	Amended Articles of Incorporation as dated March 19, 2010 (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)
3.4
Certificate of Merger, as dated March 19, 2010, by and between Liberty Capital Asset Management, Inc. and Las Vegas Railway Express (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)

3.5	Amended Articles of Incorporation as dated April 19, 2010 (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)
3.6	By-Laws of the Registrant (incorporated herein by reference to Form SB-2, filed on July 31, 2007.)
3.7	Amended By-Laws of the Registrant dated November 3, 2008 (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)
3.8	Amended By-Laws of the Registrant (incorporated herein as referenced on Form 10-K, as filed on June 30, 2010.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Las Vegas Railway Express, Inc.
Dated: April 11, 2012	By:	/s/ Michael A. Barron
Chief Executive Officer